Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jeff Beckman
717-534-7556	717-534-8090

HERSHEY ANNOUNCES FIRST-QUARTER RESULTS;
UPDATES OUTLOOK FOR 2015

•	Net sales increase 3.5% including the impact of acquisitions and divestitures and foreign currency exchange rates

•	Net acquisitions and divestitures a 1.6 point benefit

•	Unfavorable foreign currency exchange rates a 1.1 point headwind

•	First-quarter earnings per share-diluted of $1.10 as reported and $1.09 adjusted

•	Outlook for 2015 updated:

•
Full-year net sales expected to increase 4.5% to 5.5%, including a net benefit from acquisitions and divestitures of about 2.5 points and an increase in unfavorable foreign currency exchange to about 1.5 points

•	Gross margin to increase 155 to 165 basis points versus a previous 135 to 145 basis points

•	Full-year earnings per share-diluted growth reaffirmed
HERSHEY, Pa., April 23, 2015 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 5, 2015. Consolidated net sales were $1,937.8 million compared with $1,871.8 million for the first quarter of 2014. Reported net income for the first quarter of 2015 was $244.7 million or $1.10 per share-diluted, compared with $252.5 million or $1.11 per share-diluted for the comparable period of 2014.

“In the first quarter we made progress against the initiatives we outlined in January, particularly in our U.S. business where net sales and operating income were slightly ahead of expectations and market share increased 0.2 points,” said John P. Bilbrey, Chairman, President and Chief Executive Officer, The Hershey Company. “Net sales increased 4.6% in the first quarter, excluding unfavorable foreign currency translation of about 1.1 points, which was about 0.5 points greater than our estimates. However, consolidated results were less than our expectations, primarily due to softness within the China modern trade where many consumer packaged goods categories declined. We believe this weakness is partially due to a decline in consumer confidence related to mixed macroeconomic data. China chocolate category retail sales increased; however, growth was much less than the year ago period. Total consolidated net sales are expected to accelerate over the remainder of the year driven by core brands and innovation. Our new product pipeline is robust and items such as Kit Kat White Minis, Hershey’s Caramels, Ice Breakers Cool Blasts Chews and Brookside Fruit & Nut Bars bring the right level of variety and news to the category that should help mitigate volume elasticity related to the previously announced price increase. We believe these investments should enable us to continue to outpace the category and gain share in the U.S. market. Gross margin performance was relatively in line with expectations in the first quarter and should accelerate, as planned, over the remainder of the year, benefiting from the pricing action. Additionally, we believe that select input cost strategies initiated in April will result in greater gross margin expansion than initially anticipated, putting us on track to deliver our earnings per share-diluted goals.”

As described in the Note below, for the first quarter of 2015, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $9.7 million, or $0.02 per share-diluted, which was more than offset by a gain on the sale of a trademark of $10.0 million, or $0.03 per share-diluted. These charges included $2.5 million, or $0.01 per share-diluted, related to international business realignment and other supply chain program costs, net acquisition, integration and transaction costs of $2.6 million, or $0.01 per share-diluted, Mauna Loa Macadamia Nut Corporation (Mauna Loa) divestiture costs of $2.6 million and non-service-related pension expense (NSRPE) of $2.0 million. Reported gross margin of 46.5% declined 10 basis points versus last year, while reported income before interest and income taxes (EBIT) declined 2.4% to $394.0 million, generating EBIT margin of 20.3%, a decline of 130 basis points versus the first quarter of 2014. For the first quarter of 2014, results included net pre-tax charges of $13.4 million or $0.04 per share-diluted. These charges included $3.0 million, or $0.01 per share-diluted related to the Project Next Century program; net acquisition and transaction costs primarily associated with Shanghai Golden Monkey of $11.0 million, or $0.03 per share-diluted; and non-service-related pension income (NSRPI) of $0.6 million. Adjusted net income, which excludes these net charges, was $243.5 million, or $1.09 per share-diluted, in the first quarter of 2015 compared with $260.0 million, or $1.15 per share-diluted, in the first quarter of 2014, a decrease of 5.2% in adjusted earnings per share-diluted.

In 2015, the company expects reported gross margin to increase 155 to 165 basis points versus last year and reported earnings per share-diluted of $4.17 to $4.28, including net pre-tax GAAP charges of approximately $35 million to $45 million, or $0.10 to $0.13 per share-diluted. This projection, prepared in accordance with GAAP, assumes net business realignment charges and other supply chain program costs of $0.04 to $0.05 per share-diluted, NSRPE of $0.04 to $0.05 per share-diluted, net acquisition, integration and transaction costs of $0.05 to $0.06 per share-diluted and the gain on the sale of a trademark of $0.03 per share-diluted.

First-Quarter Performance
Consolidated net sales were $1,937.8 million in the first quarter, an increase of 3.5% versus the first quarter of 2014. Excluding the effect of foreign currency translation, which was greater than our estimates, net sales increased 4.6% versus the year ago period. Net price realization, primarily in the U.S., was a 3.8 point benefit. Volume was off 0.8 points due to Easter timing, volume elasticity related to the previously mentioned price increase and the slowdown in China, partially offset by growth in Canada, Mexico and Brazil. Net acquisitions and divestitures was a 1.6 point benefit.

North America net sales were slightly better than expectations, primarily due to timing, despite greater than expected unfavorable foreign currency exchange related to the Canadian dollar. International and Other net sales, excluding the benefit of the Shanghai Golden Monkey acquisition and unfavorable foreign currency exchange rates, were about the same level as last year due primarily to the aforementioned softness in China.

Adjusted gross margin was 46.6% in the first quarter of 2015, compared to 46.5% in the first quarter of 2014. The 10 basis point increase was driven by supply chain productivity and costs savings initiatives, as well as net price realization, which more than offset higher input costs.

Advertising and related consumer marketing expense increased about 8% in the first quarter, relatively in line with expectations. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing, increased about 15%. Excluding the Shanghai Golden Monkey acquisition, SM&A expenses excluding advertising and related consumer marketing increased about 10%, relatively in line with expectations. Consolidated adjusted EBIT declined 5.6% to $393.8 million in the first quarter of 2015, compared to $417.1 million in the first quarter of 2014. Shanghai Golden Monkey results were dilutive in the first quarter due to the timing of innovation which will occur in the second half of the year. For the full year, the company continues to expect Shanghai Golden Monkey to be slightly accretive.

Outlook

Bilbrey continued, “Over the remainder of the year the company has many exciting new products that will bring variety and news to the category. In addition, in-store merchandising and programming is expected to increase, led by our annual Hershey’s S’mores program, promotions such as the Twizzlers and Jolly Rancher “Flavors of Summer” and the expansion of our NCAA and Reese’s relationship in the fall football timeframe. There is no change to our advertising and related consumer marketing methodology and we continue to expect that it will increase at a rate greater than net sales growth. Therefore, we believe these investments will contribute to accelerated net sales growth over the remainder of the year and, combined with the aforementioned increase in gross margin expansion, enable us to deliver on our financial commitments,” Bilbrey concluded.

The company estimates full-year 2015 net sales to increase 4.5% to 5.5%, including a net benefit from acquisitions and divestitures1 of about 2.5 points and unfavorable foreign currency exchange. The company expects foreign currency exchange translation to have an unfavorable impact of approximately 1.5 percentage points on full-year net sales growth versus a previous estimate of about 1.0 percentage points. Excluding the net benefit of acquisitions and divestitures and unfavorable foreign currency exchange rates, full-year net sales are expected to increase 3.5% to 4.5%. This is less than the previous estimate of 4.0% to 6.0%, primarily due to lower than expected growth in China. For the full year, the company expects that price realization, the increase in gross margin expansion from 135 to 145 basis points to 155 to 165 basis points and Shanghai Golden Monkey accretion in the second half of the year, will contribute to an increase in adjusted earnings per share-diluted of 8% to 10%, including dilution from acquisitions and divestitures of $0.03 to $0.05 per share.

1On March 19, 2015, the company acquired Krave Jerky and on February 27, 2015, the company completed the sale of its Mauna Loa macadamia nut business to Hawaiian Host, Inc. In 2014, the Mauna Loa business generated net sales of approximately $68 million. Also impacting the aforementioned net sales guidance are the 2014 acquisitions of Shanghai Golden Monkey and the Allan Candy Company. Further information can be found in the investor relations section of the company’s website.

At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on first-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Business Segment Results
The following are comments about segment performance for the first quarter of 2015 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.

North America
Hershey’s North America net sales were $1,707.0 million in the first quarter, an increase of 2.9% versus last year. Excluding the 0.6 point impact of unfavorable foreign exchange rates in Canada, North America net sales increased 3.5%. On a net basis, the Allan Candy Company acquisition in Canada and the Mauna Loa divestiture did not have a meaningful impact on first quarter North America net sales and operating income. Pricing was a 4.3 point benefit and volume was off 0.9 points, as anticipated, due to elasticity related to the pricing action and a shorter Easter season. Net sales in the U.S., adjusting for the Mauna Loa divestiture, were slightly ahead of estimates due to timing. The Easter season in 2015 was 15 days shorter than 2014, resulting in a decline of seasonal confectionery sales in the first quarter. North America operating income increased 2.9% to $554.3 million in the first quarter of 2015, compared to $538.7 million in the first quarter of 2014. Operating income growth was pressured in the quarter due to the timing of seasonal net sales, primarily U.S. Easter products that occurred at pre-price increase levels, and an increase in advertising and selling expenses.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks ended March 21, 2015, excluding the impact of Easter seasonal activity in the year ago and current periods, increased 3.1% in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90% of the company’s U.S. retail business. Hershey’s U.S. CMG market share, including Easter seasonal activity in the year ago and current periods, increased 0.2 points.

International and Other
First-quarter net sales for Hershey’s International and Other segment increased 8.5% to $230.8 million, driven by the Shanghai Golden Monkey acquisition. Unfavorable foreign currency exchange rates were a 4.8 point headwind and the Shanghai Golden Monkey acquisition was a 13.3 point benefit. Excluding these items, International and Other net sales in the first quarter were about the same as the year ago period. Performance in the focus markets of Mexico, Brazil and India improved, and on a constant currency basis, first quarter net sales in these countries increased a combined 15%. Sell-through of seasonal Chinese New Year items was slower than anticipated. While preliminary, chocolate category growth and Hershey retail takeaway in China for the first quarter were about the same, an increase of 5%. In all of the markets where we operate, our goal is to ship to consumption so that the consumer has a good experience related to freshness and taste. Given slower than anticipated consumption, China first-quarter net sales, excluding Shanghai Golden Monkey, declined 47% versus a year ago. International and Other operating loss of $21.8 million compares to operating income of $6.6 million in the first quarter of 2014. This decline was primarily attributable to the lower than estimated net sales in China, investments in go-to-market capabilities within the focus markets and the aforementioned impact of Shanghai Golden Monkey.

Unallocated Corporate Expense
Hershey’s unallocated adjusted corporate expense in the first quarter of 2015 was $138.8 million, an increase of $10.6 million versus last year due to higher professional fees and employee-related costs.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment charges, business acquisition closing and integration costs, losses incurred upon dispositions, the gain realized on the sale of a trademark, NSRPE and NSRPI. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income is provided below.

First Quarter Ended	Gross Profit/Gross Margin	EBIT/EBIT Margin	Interest Expense, net	Net Income	EPS - Diluted
In thousands except per share amounts

April 5, 2015
GAAP results	$900,843	$394,006	$(19,202)	$244,737	$1.10
	46.5%	20.3%
Adjustments:
Acquisition and integration costs	134	2,573	—	1,731	0.01
Business realignment	1,348	2,473	—	2,025	0.01
NSRPE(I)	761	1,996	—	1,214	—
Loss on Mauna Loa divestiture	—	2,667	—	47	—
Gain on sale of trademark	—	(9,950)	—	(6,288)	(0.03)
Non-GAAP results	$903,086	$393,765	$(19,202)	$243,466	$1.09
	46.6%	20.3%

March 30, 2014
GAAP results	$871,490	$403,606	$(21,285)	$252,495	$1.11
	46.6%	21.6%
Adjustments:
Acquisition and integration costs	—	11,089	(114)	6,030	0.03
Business realignment, including PNC	101	3,026	—	1,874	0.01
NSRPE(I)	(766)	(623)	—	(424)	—
Non-GAAP results	$870,825	$417,098	$(21,399)	$259,975	$1.15
	46.5%	22.3%

Below is a reconciliation of full-year 2015 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2014	2015 (Projected)
Reported EPS - Diluted	$3.77	$4.17 – – $4.28
Acquisition and Integration Charges	0.05	0.05 – – 0.06
Business Realignment Charges	0.03	0.04 – – 0.05
India Impairment Charges	0.06	– –
Loss on Mauna Loa Divestiture	0.08	– –
Gain on Sale of Trademark	– –	(0.03)
NSRPE	– –	0.04 – – 0.05
NSRPI	(0.01)	– –
Adjusted EPS - Diluted	$3.98	$4.30 – – $4.38

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2014. All information in this press release is as of April 23, 2015. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

# # #

The Hershey Company
Summary of Consolidated Statements of Income
for the three months ended April 5, 2015 and March 30, 2014
(unaudited) (in thousands except per share amounts)

			First Quarter
			2015	2014

Net Sales			$1,937,800	$1,871,813

Costs and Expenses:
Cost of Sales			1,036,957	1,000,323
Selling, Marketing and Administrative			504,170	464,959
Business Realignment Charges			2,667	2,925

Total Costs and Expenses			1,543,794	1,468,207

Income Before Interest and Income Taxes (EBIT)			394,006	403,606
Interest Expense, net			19,202	21,285

Income Before Income Taxes			374,804	382,321
Provision for Income Taxes			130,067	129,826

Net Income			$244,737	$252,495

Net Income Per Share	- Basic	- Common	$1.14	$1.16
	- Diluted	- Common	$1.10	$1.11
	- Basic	- Class B	$1.04	$1.04

Shares Outstanding	- Basic	- Common	160,024	163,593
	- Diluted	- Common	222,719	227,046
	- Basic	- Class B	60,620	60,620

Key Margins:
Gross Margin			46.5%	46.6%
EBIT Margin			20.3%	21.6%
Net Margin			12.6%	13.5%

The Hershey Company
Supplementary Information – Segment Results
for the three months ended April 5, 2015 and March 30, 2014
(unaudited) (in thousands of dollars)

	First Quarter
	2015	2014	% Change
Net sales:
North America	$1,706,995	$1,659,047	2.9%
International and Other	230,805	212,766	8.5%
Total	$1,937,800	$1,871,813	3.5%

Segment income (loss):
North America	$554,305	$538,705	2.9%
International and Other	(21,759)	6,615	(428.9)%
Total segment income	532,546	545,320	(2.3)%
Unallocated corporate expense (1)	138,781	128,222	8.2%
Charges associated with business realignment initiatives	5,140	3,026	69.9%
Non-service related pension	1,996	(623)	(420.4)%
Acquisition integration costs	2,573	11,089	(76.8)%
Gain on sale of trademark	(9,950)	—	N/A
Income before interest and income taxes	394,006	403,606	(2.4)%
Interest expense, net	19,202	21,285	(9.8)%
Income before income taxes	$374,804	$382,321	(2.0)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.

	First Quarter
	2015	2014
Segment income as a percent of net sales:
North America	32.5%	32.5%
International and Other	(9.4)%	3.1%

The Hershey Company
Consolidated Balance Sheets
as of April 5, 2015 and December 31, 2014
(in thousands of dollars)

Assets	2015	2014
	(unaudited)
Cash and Cash Equivalents	$305,690	$374,854
Short-Term Investments	99,483	97,131
Accounts Receivable - Trade (Net)	606,687	596,940
Inventories	745,761	801,036
Deferred Income Taxes	119,497	100,515
Prepaid Expenses and Other	230,981	276,571

Total Current Assets	2,108,099	2,247,047

Net Plant and Property	2,149,215	2,151,901
Goodwill	933,771	792,955
Other Intangibles	407,756	294,841
Other Assets	158,621	142,772

Total Assets	$5,757,462	$5,629,516

Liabilities and Stockholders' Equity

Short-Term Borrowings	$899,887	$635,501
Accounts Payable	449,149	482,017
Accrued Liabilities	704,283	813,513
Accrued Income Taxes	121,811	4,616

Total Current Liabilities	2,175,130	1,935,647

Long-Term Debt	1,560,265	1,548,963
Other Long-Term Liabilities	541,058	526,003
Deferred Income Taxes	136,493	99,373

Total Liabilities	4,412,946	4,109,986

Redeemable Noncontrolling Interest	28,618	—

Total Stockholders' Equity	1,315,898	1,519,530

Total Liabilities, Redeemable Noncontrolling Interest and Stockholders' Equity	$5,757,462	$5,629,516